EXHIBIT 99.4                                         EXHBIT 4

               AGREEMENT REGARDING ARRANGEMENT

Reference is made to (a) the support agreement (the "Support Agreement") entered into among certain shareholders (each an "Initiating Shareholder", and collectively the "Initiating Shareholders") of MI Developments Inc. ("MID") and 445327 Ontario Limited ("445") between December 20, 2010 and December 22, 2010 pursuant to which such parties agreed to cause their Class A Shares and Class B Shares to be voted in favour of the Arrangement Resolution, subject to the terms and conditions of such agreement and (b) the arrangement agreement (the "Arrangement Agreement") dated the date hereof among MID, 445 and the Stronach Trust. Capitalized terms used but not otherwise defined herein shall have the meanings set out in the Arrangement Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, each of the Initiating Shareholders, MID, 445 and the Stronach Trust agree as follows:

1. Each Initiating Shareholder (in respect of itself only and based solely on its own review and not on any representations or advice from any other Initiating Shareholder) acknowledges and agrees that it has reviewed drafts of the definitive documents for the Arrangement dated January 29, 2011 (the "Draft Documents") (being the Arrangement Agreement, the Plan of Arrangement in the form attached to the Arrangement Agreement, the Transfer Agreement in the form attached to the Arrangement Agreement and this Agreement) and that it shall not exercise any right of termination pursuant to sections 5(a) or 5(b) of the Support Agreement provided that the executed versions of such definitive documents are substantially in the form of the Draft Documents.

2. On the Effective Date and conditional on the closing of the Arrangement, MID shall reimburse the Initiating Shareholders (which for greater certainty excludes 445, whose fees shall be reimbursed in accordance with section 6.3 of the Arrangement Agreement) for or, as applicable, pay on their behalf: (a) their reasonable legal and advisory fees incurred and to be incurred in connection with the Arrangement (to the extent that such fees have not already been paid by MID pursuant to the letter agreement dated January 28, 2011), excluding, for greater certainty, fees in connection with any enforcement proceedings taken pursuant to section 7, and (b) their reasonable legal and advisory fees paid to Voorheis & Co. LLP ("Voorheis") and Thornton Grout Finnigan LLP prior to the date of the Support Agreement in connection with their investment in MID up to an aggregate maximum of US$1,000,000 for all Initiating Shareholders for all such fees. The Initiating Shareholders, through Voorheis or a Designated Person (as defined below), shall provide MID with the amount of and payment instructions for the fees to be reimbursed pursuant to this section 2, together with copies of the applicable invoices, at least three Business Days prior to the expected Effective Date (and MID shall provide Voorheis or the Designated Person, as applicable, with at least seven Business Days notice of the expected Effective Date). The payment of the amount of fees to be reimbursed pursuant to this section 2 by MID in accordance with the payment instructions provided by Voorheis or the Designated Person, as applicable, shall satisfy and fully discharge MID's reimbursement obligations pursuant to this section 2.

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3.           MID agrees with the Initiating Shareholders (a) that
it will comply with its obligations under sections 2.1, 2.2, 2.8, 4.3(a) and 4.3(c) of the Arrangement Agreement, (b) not to extend the Outside Date or the time for the performance of any of the obligations or other acts of the parties to the Arrangement Agreement without the prior approval of the Initiating Shareholders, (c) not to amend the Arrangement Agreement, the Plan of Arrangement, the Transfer Agreement or the Releases, or waive compliance with any of the agreements of the parties to the Arrangement Agreement or with any conditions to its own obligations, in each case in a manner that is adverse to the Initiating Shareholders in a material respect, without the prior approval of the Initiating Shareholders, and (d) not to terminate the Arrangement Agreement pursuant to section 6.1(a) of the Arrangement Agreement without the prior approval of the Initiating Shareholders. MID shall permit Blake, Cassels & Graydon LLP to review and comment on the Circular, all documents sent with the Circular, all documents filed with the Court in connection with the Interim Order and the Final Order and any amendments thereto, recognizing that whether or not such comments are ultimately included will be determined by MID, acting reasonably.

4. Each of 445 and the Stronach Trust agrees with the Initiating Shareholders that it will comply with its obligations under sections 2.1, 2.8, 4.3(a) and 4.3(c) of the Arrangement Agreement, as applicable, other than as may be consented to by the Initiating Shareholders.

5. The parties acknowledge and agree that an award of money damages would be inadequate for any breach of section 3 or 4 of this Agreement by MID, 445 or the Stronach Trust, as applicable, and any such breach would cause the Initiating Shareholders irreparable harm. Accordingly, the parties agree that, in the event of any breach or threatened breach of sections 3 or 4 of this Agreement by MID, 445 or the Stronach Trust, as applicable, the Initiating Holders will be entitled, without the requirement of posting a bond or other security, to remedies of injunctive relief and specific performance. Such remedies shall be the exclusive remedies for any breach of sections 3 or 4 of this Agreement or the Arrangement Agreement by MID, 445 or the Stronach Trust, as applicable. Notwithstanding the foregoing, this section 5 shall not preclude the Initiating Shareholders from bringing any action in the name and on behalf of MID under section 246 of the Business Corporations Act (Ontario) or any successor provision to enforce the Arrangement Agreement.

6.           In taking any actions to provide their consent under
section 3 or 4 of this Agreement, the Initiating Shareholders shall act solely through a person designated by Initiating Shareholders holding more than 50% of the aggregate Class A Shares held by the Initiating Shareholders (the "Designated Person"). In respect of any consent of the Initiating Shareholders requested pursuant to section 3 or 4, the Designated Person shall not provide such consent without obtaining the approval or consent of Initiating Shareholders holding more than 50% of the aggregate Class A Shares held by the Initiating Shareholders, and MID, 445 and the Stronach Trust shall be permitted to rely on any consent provided by the Designated Person and shall not be obligated to deal with a multiplicity of Initiating Shareholders. Any consent provided by the Designated Person shall be binding upon all Initiating Shareholders as if made by each of them directly. If a Designated Person does not respond to a request for approval or consent on behalf of the Initiating Shareholders within seven days of the request, the approval or consent of the Initiating Shareholders for the applicable matter shall be deemed to have been given.


7.           No Initiating Shareholder may seek to enforce
section 3 or 4 of this Agreement unless such enforcement has been approved by Initiating Shareholders holding more than 50% of the aggregate Class A Shares held by the Initiating Shareholders.

8. Notwithstanding Section 3(b) of Schedule B to the Support Agreement, 445's voting of its Class B Shares of MID on the resolution for the election of the persons nominated by the Initiating Shareholders to be directors of MID shall be governed by this Agreement and not by Section 3(b) of Schedule B to the Support Agreement. 445 may vote its Class B Shares of MID on the resolution for the election of the persons nominated by the Initiating Shareholders to become directors of MID at the Effective Time (which shall be a separate resolution from the resolution to approve the Plan of Arrangement) and 445 shall not, directly or indirectly, nominate or vote for the election of any other persons to become directors of MID at the Effective Time.

9. MID represents and warrants to and in favour of each of the Initiating Shareholders as follows and acknowledges that each of the Initiating Shareholders is relying on such representations and warranties in entering into this Agreement:

   (a) MID has tiled with all applicable Governmental Entities true and complete copies of all documents that MID is required by applicable Securities Laws to file therewith. Such documents, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each such document at the time filed complied in all material respects with the requirements of applicable Securities Laws.

   (b) Since September 30, 2010, there have been no amendments to the Magna Leases (excluding any Magna Leases identified in the disclosure letter dated the date hereof) outside of the ordinary course of business that would result in a material adverse change to the income or value of the Real Estate Business. "Magna Leases" means the real property leases between MID or any of its Subsidiaries, on the one hand, and Magna International Inc. or any of its Subsidiaries, on the other hand.

   (c) Since December 22, 2010, MID and its Subsidiaries have not entered into any transaction or series of related transactions with 445, the Trust, the directors or officers of MID or of any of its Subsidiaries, or any of their Affiliates or immediate family members, with a value in excess of $2 million, other than
(1) as publicly disclosed prior to the date hereof or as disclosed in the disclosure letter dated the date hereof, (ii) pursuant to the Pre-Arrangement Reorganization or the Arrangement Agreement, (iii) transactions solely between MID and any of its Subsidiaries or solely between Subsidiaries of MID, or (iv) transactions in respect of the Racing and Gaming Business or the Development Properties (for greater certainty, any funding by MID or its Subsidiaries (other than Raceco and its Subsidiaries or the Development Property Companies) of the Racing and Gaming Business or the Development Properties shall be subject to section 4.1 of the Arrangement Agreement).


10. MID shall give prompt notice to Blake, Cassels & Graydon LLP of the occurrence of any event which would cause any representation or warranty in section 9 of this Agreement to be untrue or inaccurate in any material respect at the Effective Time. If any of the representations and warranties in section 9 of this Agreement shall not be true and correct in all material respects at the Effective Time with the same force and effect as if such representations and warranties were made at and as of such time, or a certificate dated the Effective Date to that effect shall not have been delivered by MID, the Designated Person may elect to require MID, 445 and the Trust to not close the Arrangement and to terminate the Arrangement Agreement. No such election may be made if (a) Initiating Shareholders holding 10% or more of the aggregate Class A Shares held by the Initiating Shareholders had knowledge of the applicable breach or inaccuracy of the representation or warranty on the date hereof,
(b) the Initiating Shareholders had previously consented (in the manner contemplated by section 6) to the matter giving rise to such breach or inaccuracy or (c) in the case of a breach or inaccuracy of the representation and warranty in section 9(c) of this Agreement, such breach has been cured by 445 or the Trust. In making the election pursuant to this section 10, the Initiating Shareholders shall act solely through the Designated Person. The Designated Person shall not make such election without first obtaining the written approval of (a) Initiating Shareholders holding in excess of 50% of the Class A Shares held by the Initiating Shareholders and (b) holders of Class A Shares holding more than 33-1/3% of the outstanding Class A Shares immediately prior to making such election, and MID shall be permitted to rely on any election provided by the Designated Person and shall not be obligated to deal with a multiplicity of Initiating Shareholders. Any election made by the Designated Person with such prior written approval shall be binding upon all Initiating Shareholders as if made by each of them directly. The election contemplated by this section shall be the Initiating Shareholders' sole remedy arising under this Agreement for any breach or inaccuracy of the representations and warranties in section 9 of this Agreement.

11. As soon as reasonably available, MID shall provide to Blake, Cassels & Graydon LLP statements disclosing (a) the cash position of MID, (b) indebtedness of MID for borrowed money and (c) the rental revenue from the Real Estate Business, in each case as at and for the year ended December 31, 2010, the three-months ended March 31, 2011 and for each calendar month thereafter until the Effective Date. Such statements shall be reviewed by the auditors of MID prior to delivery to Blake, Cassels & Graydon LLP.

12. MID shall provide Blake, Cassels & Graydon LLP with a copy of (a) all notices provided or received by it pursuant to the Arrangement Agreement, (b) all amendments to the Arrangement Agreement and (c) all waivers provided or received by it pursuant to the Arrangement Agreement.

13. Each Initiating Shareholder covenants in favour of 445 that it will not at any time on or after the date of this Agreement and before 180 days after the Effective Time enter into any agreement or arrangement (other than this Agreement) with any other shareholder of MID relating in any way to the manner in which it will exercise or not exercise its voting rights respecting shares of MID (otherwise than in favour of the Plan of Arrangement) unless such agreement or arrangement is entered into in response to an event, action or matter that arises after the Effective Time and was not contemplated or anticipated by the Initiating Shareholders before the Effective Time.


14. If any Initiating Shareholder, alone or together with one or more persons with whom such Initiating Shareholder does not deal at arm's length for the purposes of the Income Tax Act (Canada), is, or prior to the Effective Time becomes, the beneficial owner of 10% or more of the issued and outstanding Class A Shares or 10% or more of the issued and outstanding Class B Shares, then such Initiating Shareholder shall not dispose of any of its shares of MID before the Effective Time to a person who is not related to such Initiating Shareholder for the purposes of the Income Tax Act (Canada) or to a partnership.

15. MacKenzie Financial Corporation ("MFC"), being one of the Initiating Shareholders, shall cause those of its funds on behalf of which MFC signed the Support Agreement which are corporations not to acquire any additional Class A Shares and Class B Shares before the Effective Date either directly or indirectly by way of options, swaps, future or forward contracts, hedging contracts or similar transactions.

16. This Agreement is an agreement between each Initiating Shareholder and MID, 445 and the Stronach Trust, and no Initiating Shareholder has an agreement with any other Initiating Shareholder and no Initiating Shareholder may enforce this Agreement against any other Initiating Shareholder. Only MID, 445 or the Stronach Trust may enforce this Agreement against an Initiating Shareholder. Each Initiating Shareholder confirms that in negotiating and executing this Agreement it did not intend and did not become a "group" (as defined in Rule 13d of the United States Securities Exchange Act of 1934) with any other Initiating Shareholder with respect to the matters contemplated herein. This Agreement may not be amended without the written consent of holders of a majority of the Class A Shares held by all Initiating Shareholders. This Agreement is not intended to confer on any person other than the parties any rights or remedies.

17. Each Initiating Shareholder and 445 confirms and agrees that the Support Agreement remains in full force and effect, subject to this Agreement.

18. This Agreement shall be governed by the laws of the Province of Ontario and shall take effect upon the execution and delivery of this Agreement or a counterpart hereof by each of the Initiating Shareholders. For purposes of the enforcement of this Agreement and the Arrangement Agreement, the parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Ontario.

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

Dated the 31st day of January, 2011.



                           MI DEVELOPMENTS INC.

                           By:   /s/ Don Cameron

                           Name:  Don Cameron

                           Title: Chief Operating Officer



                           /s/ Rocco Liscio

                          Name:   Rocco Liscio

                          Title:  Executive Vice-President
                                  and Chief Financial Officer



                          445327 ONTARIO LIMITED



                          By:   /s/ Belinda Stronach

                          Name:  Belinda Stronach

                          Title:    President



                          THE STRONACH TRUST



                          By:   /s/  Frank Stronach

                          Name:  Frank Stronach

                          Title:    Trustee



                          By:   /s/ Belinda Stronach

                          Name:  Belinda Stronach

                          Title:    Trustee



                          Hotchkis and Wiley Capital Management, LLC

                          (Print Name of Initiating Shareholder)

                          /s/ Anna Marie Lopez

                          (Signature of Initiating Shareholder or
                          Autorized Signatory)

                          Anna Marie Lopez, Chief Operating Officer

                          (Print Name and Title)